CounterPath Announces Trading Symbol Change to “PATH”
on the Toronto Stock Exchange

Symbol change signifies Company’s commitment to recurring revenue business model

Vancouver, BC, Canada — October 31, 2016 — CounterPath Corporation (NASDAQ: CPAH) (TSX: CCV), a global provider of award-winning over-the-top (OTT) Unified Communications solutions for enterprises and carriers, today announced that the trading symbol “PATH” has been reserved for the Company by the Toronto Stock Exchange (“TSX”). The common shares of the Company will commence trading on the TSX under the new trading symbol “PATH” on or about November 1, 2016. The Company’s trading symbol on the Nasdaq Capital Market will remain CPAH.

“CounterPath has put in place the changes envisioned in the organization’s direction of becoming a leading platform provider for the unified communications market, for both SMB and enterprise,” said Donovan Jones, President and Chief Executive Officer at CounterPath. “The recent change in our trading symbol reinforces our new direction as we migrate our business to a recurring revenue business model that continuously delivers innovative products to help people remain connected in the moment.”

The announcement comes days after the announcement of Bria X, the Company’s UCaaS platform that provides a seamless communication experience delivering secure messaging, presence, screen sharing, voice and video across compatible call servers already deployed within millions of enterprises today. The Bria X offering also includes clients built upon CounterPath’s Bria for desktop, tablet and mobile devices already trusted by the market.

CounterPath products have been purchased by thousands of retail customers and hundreds of large enterprise companies with tens of millions global clients downloaded.To learn more about CounterPath, please visit www.counterpath.com.

About CounterPath

CounterPath Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto Platform™ server solutions, enable operators, OEMs and enterprises large and small around the globe to offer a seamless and unified over-the-top (OTT) communications experience across both fixed and mobile networks. The Bria and Stretto combination enables an improved user experience as an overlay to the most popular UC and IMS telephony and applications servers on the market today. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as AT&T, Avaya, BroadSoft, BT, Cisco Systems, GENBAND, Metaswitch Networks, Mitel, NEC, Network Norway, Nokia, Rogers and Verizon. Visit www.counterpath.com.

Contacts

David Karp
Chief Financial Officer, CounterPath
e-mail: dkarp@counterpath.com

Investor Relations
e-mail: ir@counterpath.com

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